ORIGINAL

RadioShack/Qmotions
Vendor Agreement Amendment No. 1

This Amendment No. 1 (the "Amendment") amends that certain Vendor Agreement executed as of the date last appearing below (the "Vendor Agreement"), by and between RadioShack Corporation ("RadioShack") and Qmotions Inc ("Vendor"). RadioShack and Vendor hereby agree to amend the Agreement as follows:

1. Section 3.2.5 under the heading "Purchase Orders" is hereby amended by deleting the section in its entirety, and replacing it with the following: "In addition to any other rights provided by law or this Agreement, RadioShack may, at any time, without cause or penalty, cancel all or part of any unshipped portion of a Purchase Order with respect to a Product or modify the delivery date with respect to any unshipped Product in such Purchase Order, upon notice to Vendor at least sixty (60) days prior to the scheduled delivery of such Product; provided, however, that RadioShack shall be permitted to cancel all or part of any unshipped portion of a Purchase Order with respect to a Product pursuant to Sections 3.2.4 and 3.2.5 except to the extent that Vendor has purchased any specialized or unique components at the specific request of RadioShack that are required to manufacture such Product and which have been purchased by Vendor prior to the date of such cancellation."

2. Section 3.5 "Payment" is hereby amended by deleting the first and second sentences in their entirety, and replacing them with the following: "Payment for accepted Purchase Orders shall be due from RadioShack net sixty (60) days. RadioShack shall receive a discount of two percent (2%) for all payments sent net thirty (30) days."

IN WITNESS WHEREOF, the duly authorized representatives of RadioShack and Vendor have executed this Amendment effective as of July 12, 2007.

RADIOSHACK CORPORATION

By: [signature]
Name: Douglas Lane
Title: Vice President of Merchandising

QMOTIONS INC.

By: [signature]
Name: Amro Albanna
Title: CEO